UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2014

3D Pioneer Systems, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	333-184026	27-1679428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22, Hanover Square, west Central, London, United Kingdom, W1S 1JP
(Address of principal executive offices, including zip code)

0044-203-700-8925
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02              Unregistered Sales of Equity Securities

On January 15, 2014, 3D Pioneer Systems, Inc., a Nevada corporation (the “Corporation”) entered into a Financing Agreement, (the “Agreement”) with a Non-U.S. Person, as defined under Regulation S of the Securities Act of 1933, as amended (the “Act”).  Pursuant to the Agreement, the Corporation will have access to drawdowns of $500,000 USD until January 15, 2016.  The Corporation will submit such request for each drawdown to the Non-U.S. Person, and once accepted the Corporation shall issue common stock, which shall be exempt from registration under Regulation S of the Act.

The terms of the Agreement include that upon subscription and funding by the non-US Person, the Corporation shall issue common stock at a conversion price equal 75% of the average of the closing prices of the Corporation’s common stock, as quoted on Yahoo Finance, or other sources of stock quotes as agreed to by the parties, for the five banking days (i.e., means any day other than Saturday, Sunday, or a public holiday under the laws of the State of Nevada in which banking institutions are closed) immediately preceding the date of the subscription.

As of January 30, 2014, we have received a subscription from the Non-U.S. Person for $20,000 USD, in which we will issue 57,143 shares of restricted common stock, valued at $0.35 per share.

Item 8.01              Other Events

We have announced in a press release, as attached hereto as Exhibit 99.1, that board of directors of the Corporation (the “Board”) have formed its initial board of advisors.  The Board believes that the new advisors shall bring the valuable and diverse backgrounds necessary to support and advise the executive team on its corporate initiatives.  The members of the advisory board include Ivan Gill, who will serve as Vice President of Product Development, Conrad Zammit, who will serve as a Technical Advisor and Vice President of Marketing, and Christopher Curmi, who will serve as the Technical Advisor of Interactive Media.

Item 9.01              Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1	Press Release, dated February 3, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/s/ Alexandros Tsingos
Alexandros Tsingos, CEO

Dated: February 3, 2014